Initiation of share buyback programme

RNS Number : 5375S
CSR plc
13 September 2010

Monday 13 September

CSR plc ("CSR" or "the Group")
Initiation of share buyback programme

The Board of CSR today announces that it is commencing a share buyback programme of up to US$50 million.

The Board is very confident in CSR's investment case and ability to generate shareholder value. The Group is significantly cash generative and reported a cash balance of US$429 million at its Q2 results on 28 July 2010. Management remains focused on delivering the Group's strategy and has the financial flexibility both to act opportunistically for potential acquisitions that meet its strict investment criteria and to drive its organic development.

In light of this and the return on capital opportunity implied by the current share price, the Board believes a share buy-back of up to US$50 million is an appropriate use of its cash.

CSR will report its Q3 results and hold an analyst day on 27 October 2010.

Enquiries:

CSR plc

Will Gardiner, Chief Financial Officer

Scott Richardson Brown, Corporate Finance & IR Director                Tel:+44 (0) 1223 692 000

FD
James Melville-Ross
Haya Herbert-Burns	Tel: +44 (0) 20 7831 3113

This information is provided by RNS
The company news service from the London Stock Exchange

END

MSCLLFVAASIFLII